Exhibit 10.10

Co-Production Agreement

TV Drama Series “The Story of Pearl Girl”

Parties to the Contract

This Contract is entered into by and between the following parties:

Party A: Shanghai Guohua Cultural Media Co., Ltd.

Address: Building 11, No. 1333 Lane, Jiangnan Avenue, Changxing Town, Chongming District, Shanghai (Lingang Changxing Science and Technology Park)

Party B: Horgos Kexi Cultural Media Co., Ltd.

Address: Room 100, Science and Technology Co-working Space, 2nd Floor, 4-2 Chuangxinchuangye Incubation Base, Kaiyuan Road, Corps Sub-area, Economic Development Zone, Horgos City, Ili Prefecture, Xinjiang

Pursuant to the Contract Law of the People’s Republic of China, the Copyright Law of the People’s Republic of China, and other applicable laws and regulations, and for the purpose of clarifying the rights and obligations of the parties, Party A and Party B have, on the basis of equality, voluntariness, and amicable negotiation, entered into the following agreement regarding the joint production of the TV drama series “The Story of Pearl Girl” (tentative title, subject to the final title approved by the National Radio and Television Administration, hereinafter referred to as the “Drama”).

Article 1: Basic Terms

1.1. Proposed Main Creative Personnel: To be discussed and determined.

1.2. Number of Episodes: 40 episodes (tentative), each with a minimum of 45 minutes of recorded content (including opening and closing credits). The number of episodes released shall be subject to the number approved by the National Radio and Television Administration.

Article 2: Copyright Terms

2.1. All copyrights in and to the completed Drama, including but not limited to the characters, storylines, plots, character designs, art design, scenes, dialogue, music, stills, posters, and all filming materials and Drama elements throughout the world (including but not limited to reproduction and distribution rights, rights of public performance, right of communication through information networks, broadcasting rights, adaptation rights, filming rights, performance rights, etc.) shall be jointly owned by both parties in proportion to their respective contribution ratios.

2.2. The script for the Drama shall be provided by Party A. Contracts relating to the script, including commissioned adaptation and licensing of the original work’s copyright, shall be executed by Party A. Related expenses shall be included in the “Actual Incurred Expenses” as defined in Article 5(2) of this Contract. Party A warrants that it has obtained sufficient copyright rights (including but not limited to adaptation rights and filming rights) for the adaptation and production of the script into the Drama. If any dispute arising from the script results in accusations, litigation, or administrative actions against Party B or both parties that may harm Party B’s interests, Party A shall, in addition to handling the matter and bearing all costs incurred thereby, also compensate Party B for all losses suffered.

Article 3: Credit and Attribution Terms

3.1. Party A shall be responsible for handling the filing, public announcement, and other project initiation matters for the Drama. After the filming and post-production of the Drama have been completed, Party A shall be responsible for submitting the Drama to the national broadcasting regulatory authorities for review and approval. If modifications are required in accordance with the requirements of the national broadcasting regulatory authorities prior to the release of the Drama, Party A shall organize the implementation of such modifications until approval is obtained (costs incurred shall be included in production costs), with Party B providing cooperation.

3.2. Both parties shall have the right of attribution (copyright). Party A shall determine, in accordance with the regulations of the relevant national authorities, the attribution, formatting, specific positions, order of appearance, font size, and wording of the credits for relevant individuals and entities (including but not limited to co-production entities, co-presenting entities, presenters, producers, scriptwriters, directors, actors, and other cast and crew members, and acknowledgment entities) in the Drama’s credits and related derivative works.

Article 4: Production Schedule

Party A shall be responsible for the specific production work of the Drama. Party A warrants and represents that the filming start date for the Drama shall be November 21, 2023, with a filming period of 240 days and a post-production period of 90 days. The time required for submission to the relevant national authorities for review and approval, as well as the specific timelines for other work, may be adjusted according to the production progress.

Article 5: Production Terms

5.1. Party A and Party B confirm that the total production budget for the Drama is RMB 240,000,000 (in words: RMB Two Hundred Forty Million Yuan Only). Party A shall bear RMB 60,000,000 (in words: RMB Sixty Million Yuan Only), representing 25% of the total budget. Party A hereby transfers 40% of its interest to be borne by Party B, i.e., RMB 24,000,000 (in words: RMB Twenty-Four Million Yuan Only), representing 10% of the total budget.

5.2. The total budget shall be used to pay the following expenses (“Actual Incurred Expenses”), including but not limited to:

(1) Expenses incurred from pre-production preparation, filming, post-production editing, submission to relevant national authorities for review and approval, up to the completion of no fewer than 40 episodes of broadcast-ready master tapes compliant with television broadcasting standards;

(2) All expenses related to the script;

(3) Remuneration and service fees for cast and crew, personnel insurance premiums, taxes, venue fees, prop fees, costume fees, set construction fees, communication fees, equipment purchase and rental fees, equipment insurance premiums, and fees payable for the use of others’ copyrighted works in producing the Drama;

(4) Other necessary expenses.

5.3. Party B shall remit the production fees to the account designated by Party A.

Payee: [Account Holder]

Bank: [Bank]

Account No.: [Account]

Party A shall issue a valid VAT special invoice to Party B within 5 working days prior to the agreed payment date.

5.4. Payment Timeline: Within 10 working days after the execution of this Contract, Party B shall pay an advance payment of RMB 1,000,000 (in words: RMB One Million Yuan Only). The remaining balance of RMB 14,000,000 (in words: RMB Fourteen Million Yuan Only) shall be paid in full within 30 working days.

5.5. Both parties confirm that, after the production of the Drama is completed, any cost overruns shall be borne solely by Party A. Party B shall not be required to bear such overruns, and Party B’s income distribution ratio and rights under this Contract shall not be altered as a result.

5.6. If the actual expenses incurred upon final settlement of the Drama are lower than the total production budget, the remaining portion shall be returned by Party A to Party B within 10 working days after both parties confirm the production cost settlement statement, in proportion to their respective actual contribution. The income distribution ratio for the Drama shall be based on the actual contribution ratio.

5.7. Both parties shall have the right, within the scope of their respective contribution amounts, to introduce third-party investors or to transfer their interest in the Drama to a third party; provided, however, that such action shall not affect any rights or obligations of either party under this Contract, and shall ensure that both parties retain their exclusive rights to make any decisions or dispositions regarding the various rights and interests of the Drama under this Contract.

Article 6: Production Management Terms

6.1. Party A and Party B agree that Party A shall serve as the production party for the Drama. The filming script, selection of main creative personnel and principal cast members, expense plans, filming plans, and final cut plan for the Drama shall be proposed by Party A and jointly discussed and reviewed by both parties. In the event of disagreement, Party A’s opinion shall prevail.

6.2. Party A shall exercise overall control over the total budget of the Drama, be responsible for forming and specifically managing the production team, and ensure that the Drama is completed on schedule and with the required quality. Party B shall have the right to inspect the use of funds, filming progress, and sample footage relating to the production of the Drama.

6.3. Both parties agree that Party A shall be responsible for signing contracts with relevant entities and/or individuals concerning the production of the Drama. Party A shall enjoy and bear the rights and obligations associated with the aforementioned contracts.

6.4. Party A shall be fully responsible for the production work of the Drama. Remuneration and service fees for cast and crew, personnel insurance premiums, taxes, venue fees, equipment purchase and rental fees, equipment insurance premiums, set construction fees, costume fees, prop fees, communication fees, and fees payable for using others’ copyrighted works in producing the Drama, as well as other necessary expenses for production work, shall all be contracted and paid by Party A, with the required funds to be disbursed from the total budget.

6.5. Party A shall be responsible for procuring adequate personal accident and property loss commercial insurance for the safety of all cast, crew, equipment, and important filming locations, and for executing corresponding insurance contracts.

6.6. Party A shall monitor the laws, regulations, policies, and regulatory developments relevant to the Drama, and shall control the subject matter and content of the Drama to ensure it does not involve bloody violence, excessive horror, pornography or vulgarity, feudal superstition, violations of ethics, promotion of gambling, political allegory, criticism of the political system, or other content prohibited by law or politically sensitive content, so as to ensure that the Drama can pass review and obtain a distribution license.

6.7. When Party A or its commissioned production party signs formal agreements with cast and crew of the Drama (including but not limited to directors, scriptwriters, principal cast members, etc.), it shall expressly stipulate that such personnel shall not engage in drug use, prostitution, fighting, drunk driving, or other conduct that violates domestic or foreign laws, regulations, or policies, or violates public order and good customs, which could adversely affect the filming, review, and release of the Drama.

6.8. If disputes arise with relevant entities or individuals due to the filming work of the Drama, resulting in accusations, litigation, or administrative actions against Party B or both parties, Party A shall be responsible for resolving such disputes. If Party B is held liable as a result, Party B shall have the right to seek recourse from Party A.

Article 7: Distribution Terms

7.1. The worldwide distribution work of the Drama shall be carried out by Party A. As the distributor, Party A shall have the right to charge a distribution fee at a rate to be negotiated between Party A and Party B based on the distribution circumstances of the Drama.

7.2. Both parties shall have the right to execute distribution contracts with relevant buyers and shall promptly notify the other party of the status of distribution contract execution and payment collection. Party B shall have a priority right to receive distribution income within the scope of the income stipulated in this Contract.

7.3. The distribution, sale, or transfer of the Drama must be based on the version approved by the relevant national authorities. Neither party shall have the right to modify this version.

Article 8: Commercial Cooperation and Derivative Development

8.1. The commercial development and derivative development rights of the Drama worldwide shall be exercised by Party A. Authorization letters for external commercial development cooperation shall be uniformly issued by Party A, and agreements related to commercial development cooperation shall be uniformly executed by Party A.

8.2. Income from commercial development and derivative development of the Drama shall be collected by the contracting party and included in the total revenue of the Drama, to be shared by both parties in proportion to their respective contribution ratios.

Article 9: Revenue Distribution Terms

9.1. All worldwide income from the Drama (including but not limited to television broadcasting fees, audio-video product revenue, sales of information network transmission rights, sponsorship income, advertising income (including product placement advertising income), derivative development income, transfer fees, etc.), after deducting distribution fees and other costs or expenses acknowledged by both parties, shall belong to Party A and Party B.

9.2. The principles for revenue distribution of the Drama are as follows:

(a) Party A confirms that it has conducted sufficient market research on the production, distribution, and sale of the Drama, and voluntarily assumes all commercial risks associated with the production, distribution, and sale of the Drama;

(b) Party A undertakes that, in addition to repaying Party B’s principal contribution, Party A shall also pay Party B contribution at an annualized interest rate of [  ]% of Party B’s total contribution amount. The number of days shall be calculated based on the actual date of Party B’s payment receipt.

(c) Where Party A pays distributed income to Party B, Party B shall issue a qualified VAT special invoice to Party A.

9.3. Party B’s invoicing and account information:

Company Name: Horgos Kexi Cultural Media Co., Ltd.

Tax Registration No.: [Tax Number]

Bank: [Bank]

Account No.: [Account]

Address: Room 100, Science and Technology Co-working Space, 2nd Floor, 4-2 Chuangxinchuangye Incubation Base, Kaiyuan Road, Corps Sub-area, Economic Development Zone, Horgos City, Ili Prefecture, Xinjiang

Tel: 010-65307785

Article 10: Awards Terms

The Drama’s participation in television drama exhibitions and awards competitions shall be jointly credited to both parties and any introduced third parties acknowledged by both parties. Any awards and honors received shall be shared by both parties. The distribution of prize money and expenses required for participation shall be separately negotiated by both parties.

Article 11: Confidentiality Terms

Without the prior written consent of the other party, neither party shall disclose or make public any information, documents, or materials relating to the Drama that are learned during the discussion, execution, or performance of this Contract and that belong to the other party and are not available from public channels (including but not limited to trade secrets, company plans, operational activities, etc.). Any party that breaches the above confidentiality obligations shall compensate the other party for all economic losses suffered as a result. After the termination of this Contract, the obligations of both parties under this Article shall remain in effect. Both parties shall comply with the confidentiality provisions of this Contract and fulfill their promised confidentiality obligations until notified that the other party agrees to release such obligations, or until the confidential information becomes publicly available, except where disclosure to a third party is required by laws, regulations, or regulatory requirements, or is necessary for the performance of this Contract, or where either party consults with its lawyers or accountants.

Article 12: Force Majeure Terms

12.1. Notwithstanding any other provisions of this Contract, if either party is unable to perform or is delayed in performing its obligations due to a force majeure event, such non-performance or delay shall be deemed to have justifiable cause and shall not constitute a breach or default under this Contract. The time for performance shall be extended for the period during which performance is impossible or delayed, and the affected party shall not be liable for breach of contract as a result. Acceptable force majeure events include: adjustments in government policies/laws and regulations, government actions, terrorist attacks, civil war, riots or insurrection, war, a state of national emergency, strikes, extreme adverse weather or natural disasters, fire, explosion, and other major accidents, as well as other force majeure events that cannot be foreseen or reasonably controlled.

12.2. The party claiming force majeure shall notify the other party in writing as soon as possible after the occurrence of the force majeure event, and shall provide appropriate documentation evidencing the force majeure event within 14 days thereafter. The parties shall amicably negotiate the method and timeline for resolving the delay caused by the force majeure.

Article 13: Breach of Contract Terms

13.1. Without the prior written consent of the other party, neither party shall mortgage, pledge, sell, transfer, or otherwise dispose of any tangible property, intangible property, derivative products, or various types of derivative rights and interests used for the joint production of the Drama or formed during the production process. Neither party shall lend funds for the joint production of the Drama to any third party, or use such funds in any manner outside the purpose of producing the Drama. Otherwise, all adverse consequences arising therefrom shall be borne by the breaching party.

13.2. If either party materially breaches this Contract and fails to remedy such breach within 10 days after receiving written notice from the non-breaching party, the non-breaching party shall have the right to elect either: (a) terminate this Contract (this Contract shall automatically terminate from the date the notice of termination is served to the breaching party, it being confirmed by both parties that the email addresses listed at the beginning of this Contract shall be used for receiving all notices under this Contract); or (b) continue to perform this Contract. “Material breach” includes but is not limited to: either party’s failure to remit production payments or distribution income to the designated account (i.e., breach of Articles 5 and 9 of this Contract) for an aggregate or consecutive period exceeding 30 days; or the Drama’s failure to commence filming or complete production according to the planned schedule for an aggregate or consecutive period exceeding 90 days.

Except as otherwise provided in this Contract, if either party materially breaches the Contract, regardless of whether the non-breaching party elects to terminate or continue to perform this Contract, and regardless of the status of the Drama’s production, the breaching party shall, within 30 days from the date of the breach, pay the non-breaching party liquidated damages equal to 10% of the funds already invested by the non-breaching party, and shall compensate the non-breaching party for all economic losses caused thereby, including but not limited to late payment penalties, capital occupation costs (both calculated at the rate of 0.05% per day), attorneys’ fees, investigation fees, compensation to third parties, and lost profits. If the non-breaching party elects to terminate the Contract, the breaching party shall, within 3 working days of receiving the termination notice from the non-breaching party, return all funds already paid by the non-breaching party and pay the capital occupation costs as stipulated in the Contract.

13.3. If the production, content, or other aspects of the Drama violate the provisions of this Contract or applicable laws, regulations, or regulatory requirements, resulting in violations, breaches, or liability for damages, Party A shall bear such liability.

Article 14: Miscellaneous Provisions

14.1. This Contract and its appendices constitute the entire agreement between Party A and Party B with respect to the subject matter hereof, and supersede all prior oral and written agreements, intentions, understandings, and communications between the parties concerning the subject matter.

14.2. Any matters not covered by this Contract or any disputes arising hereunder shall be resolved through negotiation between Party A and Party B. A supplemental agreement may be executed separately, which shall have the same legal effect as this Contract. If negotiation fails, the dispute may be submitted to the Beijing Arbitration Commission for resolution through arbitration.

14.3. The appendices to this Contract shall be an integral part hereof. Text inserted in the blank spaces of this Contract and its appendices shall have the same legal effect as printed text.

14.4. This Contract is executed in four (4) counterparts, with each party holding two (2) copies. This Contract shall become effective upon the date of signature and sealing by the authorized representatives of both parties. (The remainder of this page is intentionally left blank.)

Signature Page

(This page is intentionally left blank, and serves as the signature page for the Co-Production Agreement for the TV drama series “The Story of Pearl Girl” between Party A and Party B.)

Party A: Shanghai Guohua Cultural Media Co., Ltd.

Authorized Representative: _________________________

Date: ___________

(Company Seal)

Party B: Horgos Kexi Cultural Media Co., Ltd.

Authorized Representative: _________________________

Date: ___________

(Company Seal)